Filed pursuant to Rule 424(b)(7)
Registration file no. 333-196335

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)

Ordinary Shares, par value NIS 0.04 per share	6,325,000	$45.50	$287,787,500	$37,068
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(1)	Includes ordinary shares that the underwriters may purchase pursuant to their option to purchase additional ordinary shares, if any.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement
(To prospectus dated May 28, 2014)

5,500,000 Ordinary Shares

Caesarstone Sdot-Yam Ltd.

The selling shareholder is offering 5,500,000 of our ordinary shares in this offering. We will not receive any proceeds from the sale of ordinary shares by the selling shareholder.

Our ordinary shares trade on the Nasdaq Global Select Market under the symbol “CSTE.”  On May 27, 2014, the last sale price of the ordinary shares as reported on the Nasdaq Global Select Market was $49.72 per share.
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	Per Share	Total
Public offering price	$45.50	$250,250,000
Underwriting discount(1)	$1.82	$10,010,000
Proceeds, before expenses, to the selling shareholder	$43.68	$240,240,000
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(1)  See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 825,000 ordinary shares from the selling shareholder at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” beginning on page S-19 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus supplement or accompanying prospectus, or determined if this prospectus supplement or accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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The ordinary shares will be ready for delivery on or about June 4, 2014.
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J.P. Morgan	Barclays	Credit Suisse
BofA Merrill Lynch	UBS Investment Bank
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Stifel
May 29, 2014

Prospectus

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  The document is in two parts.  The first part is the prospectus supplement, which describes the specific terms of this offering.  The second part is the prospectus, which provides more general information about securities the selling shareholder may offer from time to time, some of which may not apply to this offering.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  We urge you to carefully read this prospectus supplement and the prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement.  This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein.  To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus supplement and sale of these securities in certain jurisdictions may be restricted by law. The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Law 1968 (which requires, among other things, the filing of a prospectus in Israel or an exemption therefrom). Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement or prospectus to “the Company,” “we,” “us,” “our” and “Caesarstone” refer to Caesarstone Sdot-Yam Ltd.

Market and industry data and forecasts

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include data, forecasts and information obtained from industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Forecasts and other metrics included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein to describe the countertop industry are inherently uncertain and speculative in nature and actual results for any period may materially differ. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference herein and therein, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Forward-looking statements” and “Risk factors” in this prospectus supplement.

Unless otherwise noted in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein and therein, Freedonia Custom Research, Inc. (“Freedonia”) is the source for third-party industry data and forecasts. The Freedonia Report, dated March 13, 2013, that we commissioned represents data, research opinion or viewpoints developed on our behalf and does not constitute a specific guide to action. In preparing the report, Freedonia used various sources, including publically available third-party financial statements; government statistical reports; press releases; industry magazines; and interviews with manufacturers of related products (including us), manufacturers of competitive products, distributors of related products, and government and trade associations. Growth rates in the Freedonia Report are based on many variables, such as currency exchange rates, raw material costs and pricing of competitive products, and such variables are subject to wide fluctuations over time. The Freedonia Report speaks as of its final publication date (and not as of the date of this filing), and the opinions and forecasts expressed in the Freedonia Report are subject to change by Freedonia without notice.

S - i

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in any of the foregoing, and other publicly available sources.  Such factors and many other factors which are beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.  Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

S - ii

Prospectus supplement summary

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.  See “Risk Factors” beginning on page S-19 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

Caesarstone overview

We are a leading manufacturer of high quality engineered quartz surfaces sold under our premium Caesarstone brand. Although the use of quartz is relatively new, it is the fastest growing material in the countertop industry and continues to take market share from other materials, such as granite, manufactured solid surfaces and laminate. Between 1999 and 2012, global engineered quartz sales to end-consumers grew at a compound annual growth rate of 15.8% compared to a 4.4% compound annual growth rate in total global countertop sales to end-consumers during the same period. We believe that our strong brand awareness, leading market position, broad and innovative product offering and comprehensive market support provide us with substantial competitive advantages.

Founded in 1987, Caesarstone is a pioneer in the engineered quartz surfaces industry. Our products consist of engineered quartz slabs that are currently sold in over 50 countries through a combination of direct sales in certain markets and indirectly through a network of independent distributors in other markets. Our products are primarily used as kitchen countertops in the renovation and new housing end markets. Other applications include vanity tops, wall panels, back splashes, floor tiles, stairs and other interior surfaces that are used in a variety of residential and non-residential applications. Our products’ hardness, as well as their non-porous characteristics, offers superior scratch, stain and heat resistance, making them extremely durable and ideal for kitchen and other applications relative to competing products such as granite, manufactured solid surfaces and laminate. Through our innovative design and manufacturing processes we are able to offer a wide variety of colors, styles, designs and textures. Our dedication to innovation and new product development is demonstrated by the recent launch and success of our supernatural designs.  We believe it is increasingly important to continue improving and expanding our know-how and proprietary technology to develop products that will be difficult for our competitors to replicate.  We also intend to continue seeking patent protection for certain of our latest technologies.

Since our initial public offering in March 2012, we have further increased our penetration of the U.S. and Canadian markets, which became direct distribution markets for us in 2011, and continued to invest in elevating consumers’ perception of Caesarstone as a premium brand in these markets, including through the introduction of new products and designs.  In May 2013, we announced an agreement with IKEA US to serve as IKEA US’s exclusive non-laminate countertop vendor.  We believe that the collaboration with IKEA US will promote additional market penetration of our quartz surfaces. In addition, we have extended our global presence, growing from distributing in 42 countries in 2011 to over 50 countries as of May 15, 2014.

Due to growing consumer demand for our products and resulting capacity constraints, we have implemented programs to increase our manufacturing capacity. In the fourth quarter of 2013, we completed the first phase of installing the fifth manufacturing line in our existing manufacturing facilities in Bar-Lev Israel and expect to complete the second and final stage during the second quarter of 2014. We expect that our fifth line, upon the completion of these two phases, will increase our four lines’ manufacturing capacity, once fully operational, by approximately 25%. Additionally, we are in the process of constructing a new manufacturing facility in the United States with one production line that we expect to be operational in the second quarter of 2015 and a second production line that is planned to be operational in the fourth quarter of 2015. We have selected Richmond Hill, Georgia as the location for this new manufacturing facility in the United States, and we expect that the two U.S.-based lines will together, once fully operational, grow our 2013 capacity by approximately 50%.

From 2005 to 2007, our revenue grew at a compound annual growth rate of 37.9%, and during the more challenging global economic environment from 2007 to 2009, at a compound annual growth rate of 11.5%. From 2009 to 2013, our revenue grew at a compound annual growth rate of 21.7%. In 2013, we generated revenue of $356.6 million, net income attributable to controlling interest of $63.3 million, adjusted EBITDA of $91.7 million and adjusted net income attributable to controlling interest of $64.0 million. In the three months ended March 31, 2014, we generated revenue of $94.4 million, net income attributable to controlling interest of $13.3 million, adjusted EBITDA of $22.1 million and adjusted net income attributable to controlling interest of $13.8 million.  See “—Summary consolidated financial and other data” for a description of how we define adjusted EBITDA and adjusted net income attributable to controlling interest and reconciliations of net income to adjusted EBITDA and net income attributable to controlling interest to adjusted net income attributable to controlling interest. In 2013, our four largest markets, the United States, Australia, Canada and Israel, accounted for 34.6%, 25.2%, 13.8% and 11.8% of our total revenue, respectively. In the three months ended March 31, 2014, our four largest markets remained the same and accounted for 39.9%, 22.6%, 12.4% and 11.9% of our total revenue, respectively.

Industry overview

The global countertop industry generated $73.9 billion in sales to end-consumers in 2012 based on average installed price, which includes installation and other related costs. Sales to end-consumers include sales to the end-consumers of countertops as opposed to sales at the wholesale level from manufacturers to fabricators and/or distributors. The largest countertop markets by sales are Asia Pacific, North America and Western Europe each with sales to end-consumers of between $17.0 billion and $20.1 billion in 2012. Laminate accounted for the largest portion of global countertop sales by volume in 2012, followed by manufactured solid surfaces and granite. Countertops have both residential and non-residential applications. We believe they are primarily installed in residential kitchens, as well in bathrooms and in other commercial applications.

The strength, durability and appearance of engineered quartz, as well as the low maintenance it requires, make it ideal for kitchen and bathroom applications, as well as for other applications such as floors, sinks, stairs and walls. In July 2013, quartz received the highest overall score among countertop materials from Consumer Reports Magazine, a leading provider of third-party consumer product reviews, based on performance in several tests, including resistance to staining, heat, cutting and abrasions, as well as price. Between 1999 and 2012, global engineered quartz sales to end-consumers grew at a compound annual growth rate of 15.8%. In comparison, global countertop sales to end-consumers grew at a compound annual growth rate of 4.4% during the same period. As of 2012, engineered quartz had penetrated only 5.0% of the global countertop market by volume and is in the early stages of penetration in most markets compared to other countertop materials, such as granite, manufactured solid surfaces and laminate. Engineered quartz penetration of the global countertop market by sales increased from 2.1% in 1999 to 8.2% in 2012. We believe that growth in the engineered quartz surfaces market is being driven by increasing awareness of the material’s superior quality and characteristics.

Current penetration of engineered quartz surfaces by geographic region varies considerably. For example, in the United States, which accounted for 20% of global countertop sales to end-consumers in 2012, engineered quartz surfaces have penetrated approximately 6% of the countertop market by volume. In certain markets, including Australia and Israel, engineered quartz surfaces have already significantly penetrated the market and represented 35% and 85% of the total countertop market by volume in these countries in 2012, respectively. These levels highlight the penetration opportunity available to engineered quartz.

The engineered quartz surface manufacturing industry is highly fragmented. Engineered quartz surface manufacturers usually sell quartz slabs to a network of distributors that resell primarily to fabricators. Typically, fabricators are hired by contractors, developers and end-consumers to fabricate and install the slabs at a project site. The engineered quartz surfaces manufacturing industry is characterized by limited vertical integration with few manufacturers controlling their own distribution or pursuing a global brand strategy.

Demand for countertops is primarily driven by the renovation and remodeling of existing homes and the construction of new homes, which are affected by changes in national and local economic conditions, demographics and unemployment levels.

Competitive strengths

Our competitive strengths include:

•   Global market leader in the high growth engineered quartz surfaces market.    In 1987, we introduced the first engineered quartz surface to the countertop marketplace. We have grown to become the largest provider of engineered quartz surfaces for countertops in Australia, Canada, Israel, France and South Africa, and have significant market share in the United States and Singapore. Our products accounted for approximately 12% of global engineered quartz sales by volume in 2012. As a leading global manufacturer, we believe that we are well positioned to benefit from attractive growth and substantial penetration opportunities in the engineered quartz countertop segment.

•   Premium global brand with superior product characteristics.    We have invested considerable resources to position Caesarstone as a premium brand and our products as the “ultimate surface” within the global countertop market. We developed our premium brand through our products’ innovative designs, aesthetics, quality and strength. By regularly offering new designs, such as our recent introduction of our supernatural designs, and frequently being the first to introduce them to the marketplace, we have fostered our brand image as a leading design innovator in the global engineered quartz surfaces industry. The installation of a Caesarstone surface is often viewed as a statement about the quality of an entire kitchen or home, thereby adding value beyond the Caesarstone surface itself.

•   Proven ability to enter, develop and lead markets.    We have a proven track-record of achieving leading positions in our key markets, the United States, Australia, Israel and Canada, and entering new markets. We have accelerated the penetration and growth of Caesarstone products by specifically targeting markets with an existing demand for stone products with stone installation capabilities. We are implementing our business model in key growth markets, including the United States and Canada, both of which are now direct distribution markets for us. We have a successful track record of penetrating our markets. For example, when we entered the Australian market in 1998 engineered quartz surfaces represented a de minimis share of the overall countertop market. We have helped increase engineered quartz surfaces to approximately 35% of the Australian countertop market by volume and achieved a 57% share by volume of the Australian engineered quartz market in 2012.

•   Strong global distribution platform.    We have developed a strong global distribution platform in over 50 countries worldwide. Our sales strategy is tailored to the dynamics of each market in which we operate. In select markets, we have pursued a third-party distribution strategy to accelerate our entry into, and penetration of, multiple markets more rapidly. As a result of our investments in our distribution platform and our success in penetrating markets, we have a significant number of product displays globally, including displays at over 10,000 locations in the United States. Our agreement with IKEA US further expands our distribution capabilities in the United States. We believe that our market infrastructure and significant experience are difficult for competitors to replicate. We believe that expanding our manufacturing footprint into the United States will provide us with a number of competitive and strategic benefits that will serve our long-term growth plans, most significantly the related improvement in delivery times.  At the same time, our manufacturing expansion in Israel will enable us to rapidly and efficiently meet the increasing demand for our products.

•   Superior manufacturing capabilities.    With over 25 years of manufacturing experience, we have established our position as a leading manufacturer recognized for quality, innovation and design. We have customized our manufacturing processes in order to maximize the consistency, durability, flexibility and crack resistance of our products, while increasing the efficiency of our production lines. Together with our research and development capabilities, our manufacturing expertise has enabled us to develop a number of aesthetically distinct product collections. We believe that our technological innovation is a key differentiating factor and has enabled us to launch innovative and successful products, such as our supernatural design.

•   Attractive financial profile.    We have enjoyed strong growth metrics, margins and free cash flow as a result of our proven business model, the success of our Caesarstone branded products, attractive market dynamics for quartz surfaces, our diverse geographic presence and our efficient manufacturing facilities. Despite the challenging global economic conditions, our revenues grew at a compound annual growth rate of 11.5% from 2007 to 2009. From 2009 to 2013 our revenue grew at a compound annual growth rate of 21.7%. From 2007 to 2013, our gross profit margins grew from 27.4% to 45.5%, adjusted EBITDA margins grew from 18.4% to 25.7% and adjusted net income margins grew from 9.2% to 17.9%. We attribute this sales and margin growth to the acquisition of the business of our former Australian and U.S. distributors, our transition to direct distribution in Canada, our penetration of new markets, increased operational efficiencies and a change in product mix towards an increasingly differentiated offering. We believe we have an attractive long-term financial profile.

•   Experienced management team.    Our senior management has extensive experience in manufacturing and global product branding and has an average of 20 years of executive management experience. In addition to substantial operational, marketing and research and development experience, many of our senior executives, including our Chief Executive Officer, Yosef Shiran, have significant experience leading public companies with a global presence.

Our strategy

We intend to pursue the following strategies in order to enhance our product brand and market share, build economies of scale in our business, and grow our revenues and net income:

•   Expand awareness of our premium brand.    We intend to continue to strengthen our brand primarily through continued investment in product innovation supported by strong research and development initiatives, marketing activities and the establishment of long-term relationships with distribution partners around the world. Since 2003, we have launched multiple new product collections, including Concetto, Motivo and Supremo, in order to further enhance the profile of our brand and expand our product line within the high end consumer segment. We have had notable success with our recently-introduced supernatural design products that are inspired by the look of marble. We intend to continue developing engineered quartz surfaces with new and innovative characteristics related to color, design, texture and thickness as well as promoting other applications for our products, such as high-end flooring and bathroom wall cladding.

•   Focus on key markets.    We believe that a significant portion of our future growth will come from continued penetration in our key growth markets, particularly the United States and Canada, which together accounted for 48.4% of our total sales in 2013 and 52.3% in the three months ended March 31, 2014, and which we have prioritized as key growth markets. We plan to continue to focus on our direct distribution coverage in the United States. We also intend to continue focusing on Australia, our second largest market, which accounted for 25.2% and 22.6% of our total sales in 2013 and the three months ended March 31, 2014, respectively. In 2012, engineered quartz countertops represented 35%, 12% and 6% of the overall countertop market by volume in Australia, Canada and the United States, respectively. We believe that we are a leader in these markets with approximately 57%, 36% and 16% market share based on volume in 2012, respectively. We believe the penetration rates of engineered quartz in these key growth markets and our market share in the United States and Canada can reach higher levels in the future.

•   Expand our global presence.    We currently distribute our products in over 50 countries worldwide. In addition to our key existing markets of the United States, Australia, Canada and Israel, we plan to continue to further penetrate existing markets where we have already developed a presence. We have also identified new markets for future growth that meet our criteria, which may include an existing demand for stone products supported by stone installation capabilities, strong economic growth rates and a high gross domestic product per capita. We intend to continue to invest in educating end-consumers on the benefits of engineered quartz surfaces and strengthening the Caesarstone brand to support our growth.

•   Pursue selective acquisitions.    Given the highly fragmented nature of the global engineered quartz surfaces market, we intend to continue to evaluate strategic acquisitions. For example, we may seek to acquire manufacturers, raw material suppliers or third-party distributors. As demonstrated by our prior acquisitions, including, businesses in Australia, Canada, the United States and Singapore, there may be an advantage to us obtaining control over the distribution of our products in existing markets. Acquiring a distributor gives us a higher degree of control over sales operations, which may enable us to accelerate penetration of our products and increase our growth and margin profile. Additionally, the acquisition of manufacturers could further diversify our product offerings. These acquisitions could also extend our existing sales channels, help us accelerate our global expansion, increase our market share or give us access to new products or technologies as a platform for growth.

Our products

Our products to date are generally marketed under the Caesarstone brand. Our engineered quartz slabs generally measure 120 inches long by 56½ inches wide with a thickness of ½ of an inch, ¾ of an inch or 1¼ inches. Engineered quartz surfaces are typically comprised of approximately 90% natural crushed quartz and approximately 10% polyester and other polymer resin and pigments. Our products’ quartz composition gives them superior strength and resistance to heat, scratches, cracks and chips. Polyester and other polymer resins, which act as a binding agent in our products, make our products non-porous and highly resistant to stains. Pigments act as a dyeing agent to vary our products’ colors and patterns.

We engineer our products with a wide range of colors, finishes, textures, thicknesses and physical properties that help us meet the different functional and aesthetic demands of end-consumers. We offer a wide spectrum of design options in the engineered quartz surface industry with different colors, textures and finishes designed to appeal to end-consumers’ preferences. Our designs range from fine-grained patterns to coarse-grained color blends with a variegated visual texture. Through offering new designs, we capitalize on the Caesarstone brand name and foster our image as a leading innovator in the engineered quartz surface industry.

Our product offerings include four collections, each of which is designed to have a distinct aesthetic appeal. Each product collection is designed, branded and marketed with the goal of reinforcing our products’ premium quality.

We introduced our original product collection, Classico, in 1987, and today, this collection accounts for the substantial majority of our sales. Within this product collection, we offer approximately 80 different colors, with four textures and three thicknesses generally available for each of the collection’s colors. We have since introduced three additional product collections, Concetto, Motivo and Supremo, which are marketed as specialty high-end product collections. The Concetto product collection, launched in 2003, features engineered quartz surfaces with hand-incorporated semi-precious stones. We launched our Motivo product collection in 2009, which features a range of patterned textures that can be customized. In July 2010, we launched our Supremo product collection that is characterized by unique designs inspired by semi-precious stones. We believe our specialty product families increase our brand’s exposure to the entire product supply chain and, through eye-catching aesthetics, raise the profile of all of our products among end-consumers. We also regularly introduce new colors and designs to our product collections based on consumer trends. In 2012, we launched five new products whose design was inspired by natural stone and are manufactured using proprietary technology. In 2013, we introduced an aggregate of seven new colors to our Classico collection.

A key focus of our product development is a commitment to substantiating our claim of our products’ superior quality, strength and durability. Our products undergo regular tests for durability and strength internally by our laboratory operations group and by external accreditation organizations. Many of our products are accredited by the National Sanitation Foundation (NSF), a U.S. non-profit, non-governmental organization overseeing standards development and product safety certifications. Our NSF Standard 51 certification certifies our products as safe for use in food preparation and easy to clean and sanitize. In addition, our products are certified as a low volatile organic compound product by GREENGUARD Indoor Air Quality, an independent, non-profit accreditation organization. Our products have been consistently highly ranked by the United States Green Building Council for their compliance with environmental standards, which allows contractors to receive Leadership in Energy and Design (LEED) points for projects incorporating our products.

Distribution

Direct distribution markets

We currently have direct sales channels in the United States, Australia, Canada, Israel and Singapore. The first four of these markets accounted for 85.4% of our sales in 2013 and 86.8% in the three months ended March 31, 2014.  Our direct sales channels allow us to maintain greater control over our entire sales channel within a market. As a result, we gain greater insight into market trends, receive feedback more readily from end-consumers regarding new developments in tastes and preferences, and have greater control over inventory management. Our subsidiaries’ warehouses in each of these countries maintain inventories of our products and are connected to each subsidiary’s sales department. We supply our products primarily to stonemasons, who in turn resell them to contractors, developers, builders and consumers, who are generally advised by architects and designers to use Caesarstone products for a project.

In Israel, where our headquarters and manufacturing operations are located, we distribute our products directly to several local distributors who in turn sell to fabricators. This arrangement minimizes our financial exposure to end-consumers and provides us with significant depth of coverage in the Israeli market. Although we sell our products to distributors in this market, we consider this a direct distribution market due to the warranty we provide to end-consumers in this market, as well as due to our fabricator technical instruction programs and our robust local sales and marketing activities.

We have established direct distribution channels in each of the United States, Australia, Canada and Singapore with locations in major urban centers complemented by various sub-distributors or stone suppliers resellers arrangements in certain areas of the United States. In the United States, Caesarstone USA entered into an agreement with IKEA, pursuant to which Caesarstone USA will exclusively supply all non-laminate slabs to IKEA customers in the United States, as well as fabricate and install the slabs. Caesarstone USA has engaged several third-party fabricators to provide us with fabrication and installation services for IKEA’s customers. In 2013, Caesarstone USA primarily supplied our quartz surfaces to such customers of IKEA. Additionally, in each of these markets, we and our sub-distributors supply our products generally to stonemasons who in turn resell them to contractors, developers, builders and consumers, who are generally advised by architects and designers to use Caesarstone products for a project.

Indirect distribution markets

We distribute our products in other territories in which we do not have a direct sales channel through third-party distributors, who generally distribute our products on an exclusive or non-exclusive basis in a specific country or region to fabricators. Fabricators sell our products to contractors, developers, builders and consumers. In most cases, we engage one distributor to serve a country or region. Today, we sell our products in over 40 countries through third-party distributors. Sales to third-party distributors accounted for 13.0% of our revenues in 2013 and 11.7% in the three months ended March 31, 2014. This strategy often allows us to accelerate our penetration into multiple new markets. Our distributors typically have prior stone surface experience and close relationships with fabricators, stonemasons, builders and contractors within their respective territory.

We work closely with our distributors to assist them in preparing and executing a marketing strategy and comprehensive business plan; however, our distributors are responsible for the sales and marketing of our products and providing technical support to their customers within their respective territories. To assist our distributors in the promotion of our brand in these markets, we provide our distributors with marketing materials and in certain cases, monetary participation in marketing activities. Our distributors devote significant effort and resources to generating and maintaining demand for our products along all levels of the product supply chain in their territory. To this end, distributors use our marketing products and strategies to develop relationships with local builders, contractors, developers, architects and designers.

Sales and marketing

Sales

In our direct markets, we primarily sell directly to fabricators (with limited sales to sub-distributors and resellers, such as stone suppliers, in the United States, and excluding our sales to IKEA within which we also provide fabrication and installation services, through third-party fabricators engaged by us), such as in Australia, where we sell our products through our Australian subsidiary, in Canada, where we sell our products through our joint venture, in the United States, where we sell our products through our U.S. subsidiary, and in Singapore, where we sell our products through our Singaporean subsidiary. Similar to our indirect markets, in Israel, we sell to a limited number of distributors who sell our products to fabricators; however, we consider this a direct market due to our warranty program, our fabricator technical instruction program and our sales and marketing operations in this country. In our indirect markets we sell to third-party distributors who in turn sell our products to fabricators for sizing, fabricating and installation at a project site. In both cases, we manufacture engineered quartz slabs on a purchase order basis and ship our products from our two manufacturing facilities in Israel.

In our indirect sales markets, we sell our products to distributors who are responsible for selling our products to fabricators. In some cases, our distributors sell to sub-distributors located within the territory who in turn sell to fabricators. Unlike distributors, sub-distributors do not engage in brand promotion activities and their activities are limited to sales promotion, warehousing and distributing to fabricators or other customers. We do not control the pricing terms of our distributors’ or sub-distributors’ sales to fabricators. As a result, prices for our products for fabricators vary among markets.

In recent years, our sales department, which is based in Israel and is responsible for our global sales to third parties, has focused on penetrating new markets, as well as further developing our key growth markets. We have developed a comprehensive methodology for evaluating and entering new markets. In particular, we analyze several factors within a market, including existing demand for stone products, supported by stone installation capabilities, gross domestic product per capita, the competitive landscape and the economic growth rate. We focus our efforts on those markets that we believe offer significant growth opportunity for our products. Potential distributors are evaluated based on their experience in the surface products industry, logistics and distribution capabilities and suitability to market our products. During the past three years, we significantly increased the number of countries where our distributors operate by appointing distributors in several new countries on an exclusive or non-exclusive basis, including Brazil, Russia and Turkey. We intend to continue to penetrate new markets in collaboration with distributors.

During the past nine years, we have also significantly increased our revenues within our existing key direct markets in the United States, Australia, Canada and Israel. We believe our products still have significant growth opportunities in the United States and Canada. We intend to continue to invest resources to further strengthen and increase our penetration in each of these markets.

In May 2013, Caesarstone USA entered into an agreement with IKEA, pursuant to which Caesarstone USA will serve as IKEA’s exclusive non-laminate countertop provider in the United States. Pursuant to the agreement, Caesarstone USA sources, fabricates and installs countertop products, including mainly our quartz surfaces. The surfaces provided under this agreement are marketed by IKEA without a brand name. In the future, similar to our agreement with IKEA, we may enter into agreements with other third parties.

Marketing

We position our engineered quartz surfaces as premium branded products in terms of their designs, quality and pricing. Through our marketing, we seek to convey our products’ ability to elevate the overall quality of an entire kitchen or other interior setting. Our marketing strategy is to deliver this message every time our customers or end-consumers come in contact with our brand. We also aim to communicate our position as a global leader in engineered quartz surface innovation and technology.

The goal of our marketing activities is to drive marketing and sales efforts through our distributors while creating demand for our products from fabricators and end-consumers, which we refer to as a “push-and-pull demand strategy”. We believe that the combination of both pushing our products through all levels of the product supply chain while generating demand from end-consumers differentiates us from our competitors in the engineered quartz and surface material industries.

We believe that by localizing our marketing activities at the distributor level, we increase the global exposure of our brand while tailoring marketing activities to the individual needs, tastes and preferences of a particular country. As such, marketing activities across our markets differ as we aim to promote sales among those who have the greatest influence on public perception in each market.

We and our distributors implement a multi-channel marketing strategy in each of our territories and market not only to our direct customers, but to the entire product supply chain, including fabricators, developers, contractors, kitchen retailers, builders, architects and designers. We use multiple marketing channels, including advertisements in home interior magazines and websites, the placement of our display stands and sample books in kitchen retails stores and our company website. Through our “Caesarstone University” program we educate fabricators and stonemasons about our products and their capabilities and installation methods through manuals and seminars. As a result, our markets benefit from highly trained fabricators and stonemasons with a comprehensive understanding of our products and the ability to install our products in a variety of applications.

Our marketing materials are developed by our global marketing department in Israel and are used by our distributors and subsidiaries globally. These materials are tailored in their respective local market to address that market’s needs while maintaining the global consistency of the Caesarstone brand. We offer our distributors a refund of a small percentage of their total purchases from us to buy our marketing materials, such as product brochures, promotional packages, print and online advertising materials, sample books, exhibition infrastructure, signage and stationary and display stands. This provides our distributors with significant flexibility to choose the best marketing strategy to implement in their particular territory. Our local marketing departments in Canada, Australia and in the United States also develop their own marketing materials in accordance with our global brand guidelines, in addition to using our marketing materials, due to the size and particular characteristics of these territories. Advertising expenses accounted for $16.6 million in 2013 and $4.8 million in the three months ended March 31, 2014.

Our websites are a key part of our marketing strategy. We operate a global company website that serves as an international website for all of our distributors. Certain of our third-party distributors and subsidiaries maintain their own websites, which are in accordance with our brand guidelines and linked to our website. Our websites enable fabricators and end-consumers to view currently available designs, photo galleries of installations of our products in a wide range of settings, and read product success stories, which feature high profile individuals’ and designers’ use of our products. We also seek to attract positive attention to our brand and products through a range of other methods, such as home design shows, design competitions, social media, media campaigns and through our products’ use in high profile projects and iconic buildings.

Raw materials and service provider relationships

Quartz, pigment and polyester and other polymer resins are the primary raw materials used in the production of our products. We acquire our raw materials from third-party suppliers. Suppliers ship our raw materials to our manufacturing facilities in Israel, primarily by sea. All of our raw materials are inspected at the suppliers’ facilities and upon arrival at our manufacturing facilities in Israel. We believe our strict raw material quality control procedures differentiate our products from our competitors because they contribute to our products’ limited number of product defects and the superior quality and appearance of our products.

Our principal raw material, quartz, is acquired from manufacturers generally in Turkey, India, Israel and a number of European countries. We require supplies of particular grades of quartz, including quartzite, for our products. We acquire quartzite from four suppliers in Turkey, with the major portion being acquired from Mikroman. We currently purchase quartzite from our quartz suppliers in Turkey, including Mikroman, based on business understandings with respect to prices and quantities applicable to 2014 and we expect these terms to remain unchanged through the end of 2014. If we are unable to agree upon prices in the future with such suppliers and such suppliers cease supplying us with quartzite or if our supply of quartz generally from Turkey is adversely impacted, we would need to locate and qualify alternate suppliers, which could take time, lead to a delay, increase costs and require adjustments to the appearance of our products, which could materially adversely impact our business and results of operations. We typically transact business with our quartz suppliers on an annual framework agreement basis, under which we execute purchase orders from time to time. Other than with respect to the quartzite that we obtain from our Turkish suppliers, we believe that the raw materials we use are available from additional sources within a relatively short period of time.

Raw quartz must be processed into finer grades of sand and powder before we use it in our manufacturing process. We purchase quartz from our quartz suppliers already processed by them. The price of quartz was relatively stable during the last few years, but recently we have experienced an increase when renewing our annual supply contracts for 2014 with the Turkish quartzite suppliers given the increasing global demand for quartz.

In most cases, we purchase polyester and other polymer resins based on monthly and up to quarterly purchase orders with several suppliers outside of Israel. However, currently, suppliers are unwilling to agree to preset prices for periods longer than one or two months. The cost of polyester and other polymer resins, which generally correlates with oil prices, has fluctuated significantly. In 2009, average polyester prices decreased by approximately 27%, and increased by 20% and 12% in 2010 and 2011, respectively. In 2012, however, polyester prices stabilized with an approximately 1% decrease in average prices during this period. In 2013, polyester prices continued to be stable with an approximately 2% increase in average price. In the past, we have minimized the impact of these fluctuations on our results of operations through advance purchases of inventory whenever possible and through implementing cost control measures and programs to enhance the efficiency of other elements of our manufacturing operations.

Our pigments are purchased in Israel and from suppliers abroad. We are exposed, although to a lesser extent than with resins, to fluctuations in the prices of pigments.  Our strategy is to maintain, whenever practicable, multiple sources for the purchase of our raw materials to achieve competitive pricing, provide flexibility and protect against supply disruption.

Manufacturing and facilities

Our products are manufactured at our two manufacturing facilities located in Kibbutz Sdot-Yam in central Israel and Bar-Lev Industrial Park in northern Israel. We completed our Bar-Lev manufacturing facility in 2005, which included our third production line, and we established our fourth production line at this facility in 2007, which doubled our production capacity. Finished slabs are shipped from our facilities to distributors and customers worldwide. We maintain two fully automated production lines at our Sdot-Yam facility and two such full lines with a third partial line to be completed to a full line at our Bar-Lev manufacturing facility by the end of the second quarter of 2014. We are working to meet anticipated demand through the completion of the construction of a fifth production line at our Bar-Lev manufacturing facility in Israel and the construction of a new manufacturing facility with capacity for two production lines in the United States. We have completed the first phase of our fifth production line at our Bar-Lev manufacturing facility and it has been operational since the fourth quarter of 2013. We expect to complete the second phase in the second quarter of 2014. The first production line in the new U.S. facility is planned to be operational in the second quarter of 2015 and the second production line in the U.S facility is planned to be operational in the fourth quarter of 2015. During the interim period until the expansion projects are completed, we are acquiring and expect to further acquire a limited number of basic slab models from third-party engineered stone manufacturers which we re-qualify to meet demand for our products.

The manufacturing process for our products involves blending approximately 90% natural crushed quartz with approximately 10% polyester and other polymer resins and pigments. Using machinery acquired primarily from Breton S.p.A., the leading supplier of engineered stone manufacturing equipment, together with our proprietary manufacturing enhancements, this mixture is compacted into slabs by a vacuum and vibration process. The slabs are then moved to a curing kiln where the cross-linking of the resin is completed. Lastly, the slabs are gauged, calibrated and polished to enhance shine.

We maintain strict quality control and safety standards for our products and manufacturing process. As a result, we believe that utilizing in-house manufacturing facilities are the most effective way to ensure that our end-consumers receive high quality products. Our manufacturing facilities have several safety certifications from third-party organizations, including an OHSAS 18001 safety certification from the International Quality Network for superior manufacturing safety operations.

Research and development

Our research and development department is located in Israel and is comprised of 13 employees with extensive experience in engineered quartz surface manufacturing, polymer science, engineering, product design and engineered quartz surface applications. Between 2009 and 2013, a small portion of our research and development efforts had benefited from grants from the Office of the Chief Scientist in the Israeli Ministry of Economy.   Research and development costs, net of participation by the OCS, accounted for approximately 0.6% of our total revenues in 2013 and 0.6% of our total revenues in the three months ended March 31, 2014.

The strategic mission of our research and development team is to develop and maintain innovative and leading technologies and top quality designs, develop new and innovative products according to our marketing department’s roadmap, increase the cost-effectiveness of our manufacturing processes and raw materials, and generate and protect company intellectual property in order to enhance our position in the engineered quartz surface industry. We also study and evaluate consumer trends by attending key exhibitions and hosting international design workshops in-house with market and design specialists from around the world. For example, in March 2010, our research and development team developed our “Pure White” product in response to the increasing demand for white surfaces in residential and non-residential applications. In addition, the introduction of our Supremo collection in July 2010 and our supernatural designs within our Classico collection at the end of 2012 were the result of a new proprietary technologies developed by our research and development department, which allows for the creation of unique designs inspired by natural stones. We believe the success of our supernatural designs demonstrates the importance of innovation and design.

Competition

We believe that we compete principally based upon product quality, new product development, brand awareness, customer service, breadth of product offerings and pricing. We believe that we differentiate ourselves from competitors on the basis of our signature product designs, our ability to offer our products in major markets globally, our focus on the quality of our product offerings, our customer service oriented culture, our high involvement in the product supply chain and our leading distribution partners.

The dominant surface materials used by end-consumers in each market vary. Our engineered quartz surface products compete with a number of other surface materials such as granite, laminate, marble, manufactured solid surface, concrete, stainless steel, wood and technical ceramic, a new countertop surface material entrant and with quartz surfaces manufactured by other manufacturers. The manufacturers of these products consist of a number of regional and global competitors. Some of our competitors may have greater resources than we have, and as a result, may adapt to changes in consumer preferences and demand more quickly, devote greater resources to design innovation and establishing brand recognition, manufacture more versatile slab sizes and implement processes to lower costs.

The engineered quartz surface market is highly fragmented and is also served by a number of regional and global competitors. We also face competition from low-cost manufacturers in Asia, particularly in Australia and the United States. Large multinational companies have also invested in their engineered quartz surface production capabilities. We believe that we are likely to encounter strong competition from these competitors as a result of consolidation that may take place in the industry in the future. Such consolidation is likely to occur as a result of the economies of scale associated with engineered quartz manufacturing that are becoming important to remain competitive in an increasingly global engineered quartz surface market and will be increasingly important as the engineered quartz market matures in the future.

Risk factors

Investing in our ordinary shares involves risks. You should carefully consider all the risks described in “Risk Factors” and in “ITEM 3: Key Information—Risk Factors” of our Annual Report on Form 20-F incorporated by reference in this prospectus supplement, before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•
Downturns in the home renovation and remodeling and new residential construction sectors or the economy generally and a lack of availability of consumer credit could adversely impact end-consumers and lower demand for our products, which in turn could cause our revenues and net income to decrease.

•
Our revenues are subject to significant geographic concentration and any disruption to sales within one of our key existing markets could materially and adversely impact our results of operations and prospects.

•	We face intense competition and competitive pressures, which could adversely affect our results of operations and financial condition.
•	We face competition from providers of quartz surfaces that set prices considerably lower than the prices of our premium products, which could adversely impact our sales and margins.
•	Our results of operations may be adversely affected by fluctuations in currency exchange rates and we may not have adequately hedged against them.
•	Changes in the prices of our raw materials have increased our costs and decreased our margins and net income in the past and may do so again in the future.
•
We are working to increase our production capacity for our quartz surface products in Israel and the United States in order to meet anticipated demand through expanding our manufacturing facilities. If we fail to achieve this further expansion, we may be unable to grow our business and revenue, maintain our competitive position or improve our profitability.

•	Silicosis and related claims might have a material adverse effect on our business, operating results and financial condition.
•	Those of our directors and executive officers who are members of Kibbutz Sdot-Yam may have conflicts of interest with respect to matters involving the Company.
•	We have experienced quarterly fluctuations in revenues and net income as a result of seasonal factors and building construction cycles which are hard to predict with certainty.
•	Consolidation in our industry may increase the competitive pressures to which we are subject and may enhance our competitors’ manufacturing, sales and marketing capabilities.
•	We may encounter delays in manufacturing if we are required to change the suppliers for the quartz used in the production of our products.

•	Our business may be affected by changes in consumer preferences or the development of alternative surface products.
•
Our limited resources and significant competition for business combination or acquisition opportunities may make it difficult for us to complete a combination or acquisition, and any combination or acquisition that we complete may disrupt our business and fail to achieve our intended objectives.

•
We currently expect that payments of dividends will be made from time to time based on the recommendation of our board of directors; however, we cannot provide assurances regarding the amount or timing of any dividend payments and may decide not to pay dividends in the future.

•	The substantial share ownership position of Kibbutz Sdot-Yam may limit your ability to influence corporate matters.

Our principal shareholder

Kibbutz Sdot-Yam is a communal society located in Israel that was established in 1940 and founded our company in 1987. As of May 15, 2014, Kibbutz Sdot-Yam beneficially owned approximately 51% of our outstanding shares.  Following the completion of this offering, Kibbutz Sdot-Yam will beneficially own 35.2% of our outstanding ordinary shares, or 32.8% if the underwriters exercise in full their option to purchase additional shares from the selling shareholder.

Other Information

Compensation Policy

On May 18, 2014, our board of directors, following the approval of our compensation committee, adopted a Compensation Policy which governs the compensation of our directors and officers and became effective as of such date.

Acceleration of the Options of our Chief Executive Officer Pursuant to this Offering

Immediately upon the consummation of this offering, all of the options held by Yosef Shiran, our Chief Executive Officer, will be fully exercisable, consisting of options to purchase 171,826 ordinary shares that are currently unvested and that will automatically vest upon the consummation of this offering and options to purchase 57,278 ordinary shares that are currently vested. For further information, see “ITEM  6: Directors, Senior Management and Employees—Compensation of Officers and Directors—Equity incentive plan” of our annual report on Form 20-F incorporated by reference in this prospectus supplement and accompanying prospectus.

Corporate information

Our principal executive offices are located at Kibbutz Sdot-Yam, MP Menashe, Israel and our telephone number is +972 (4) 636-4555. Our website address is www.caesarstone.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Throughout this prospectus supplement, we refer to various trademarks, service marks and trade names that we use in our business. Caesarstone®, Supremo® and Motivo® are three of our registered trademarks. We also have several other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

The offering
Number of ordinary shares offered by the selling shareholder	5,500,000 ordinary shares (or 6,325,000 ordinary shares if the underwriters exercise in full their option to purchase additional shares).
Ordinary shares outstanding immediately before and following this offering	34,862,615 ordinary shares.
Use of proceeds	We will not receive any of the proceeds from the sale of the shares by the selling shareholder. See “Use of Proceeds.”
NASDAQ Global Select Market symbol	“CSTE”
Dividend policy
We currently expect that payments of dividends will be made from time to time based on the recommendation of our board of directors, after taking into account legal limitations, growth plans and contractual limitations under our credit agreements, and other factors that our board of directors may deem relevant.

Risk factors
See “Risk Factors” beginning on page S-19 of this prospectus supplement and beginning on page 2 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

The number of our outstanding ordinary shares to be outstanding immediately before and following this offering is based on shares outstanding as of May 15, 2014 and excludes, as of that date 1,610,087 ordinary shares reserved for issuance under our 2011 Incentive Compensation Plan of which options to purchase 740,143 ordinary shares were outstanding with a weighted average exercise price of $10.62 per share.

Unless specifically stated, the information in this prospectus supplement does not give effect to the exercise of the underwriters’ option to purchase up to an additional 825,000 ordinary shares from the selling shareholder.

Summary consolidated financial and other data

The following table sets forth our summary consolidated financial and other data. Unless otherwise stated, all figures are denominated in U.S. dollars. You should read the following summary consolidated financial data in conjunction with “ITEM 3: Key Information—Selected Financial Data,” “ITEM 5: Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes found in our Annual Report on Form 20-F for the year ended December 31, 2013. The consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements included in “ITEM 18: Financial Statements,” in our Annual Report on Form 20-F for the year ended December 31, 2013, which have been prepared in accordance with generally accepted accounting principles in the United States. The consolidated balance sheet data as of December 31, 2011 has been derived from our audited consolidated financial statements which were not included in our Annual Report on Form 20-F for the year ended December 31, 2013. The summary consolidated balance sheet data as of March 31, 2014 and the summary consolidated statements of operations data for the three months ended March 31, 2013 and 2014 have been derived from our unaudited interim consolidated condensed financial statements included in our Current Report on Form 6-K for the fiscal quarter ended March 31, 2014, which is incorporated by reference in this prospectus supplement.

	Year ended December 31,						Three months ended March 31,
(In thousands, except per share data)	2013		2012		2011		2014		2013
Consolidated statements of operations:
Revenues:		$356,554		$296,564		$259,671		$94,414		$76,444
Cost of revenues		194,436		169,169		155,377		55,227		42,227
Gross profit		162,118		127,395		104,294		39,187		34,217
Operating expenses:
Research and development, net(1)		2,002		2,100		2,487		603		473
Marketing and selling		51,209		46,911		34,043		13,719		12,474
General and administrative		32,904		28,423		30,018		7,598		8,199
Total operating expenses		86,115		77,434		66,548		21,920		21,146
Operating income		76,003		49,961		37,746		17,267		13,071
Finance expenses, net		1,314		2,773		4,775		1,565		189
Income before taxes on income		74,689		47,188		32,971		15,702		12,882
Taxes on income		10,336		6,821		3,600		2,229		2,172
Income after taxes on income		64,353		40,367		29,371		13,473		10,710
Equity in losses of affiliate(2)		—		—		67		—		—
Net income		$64,353		$40,367		$29,304		$13,473		$10,710
Net income attributable to non-controlling interest		1,009		735		252		203		192
Net income attributable to controlling interest		$63,344		$39,632		$29,052		$13,270		$10,518
Dividend attributable to preferred shareholders		—		—		(8,376)		—		—
Net income attributable to the Company’s ordinary shareholders		$63,344		$39,632		$20,676		$13,270		$10,518
Basic net income per ordinary share		$1.83		$1.21		$1.06		$0.38		$0.30
Diluted net income per ordinary share		$1.80		$1.21		$1.06		$0.37		$0.30
Weighted average number of ordinary shares used in computing basic net income per share (in thousands)		34,667		32,642		19,565		34,809		34,594
Weighted average number of ordinary shares used in computing diluted net income per share (in thousands)		35,210		32,700		19,565		35,395		34,984
Dividends declared per share:
Shekels	NIS	—	NIS	—	NIS	0.50	NIS	—	NIS	NIS —
Dollars		$0.58		$1.02		$0.14		$—		$—

	At December 31,			At March 31,
(In thousands)	2013	2012	2011	2014
Consolidated balance sheet data:
Cash, cash equivalents and short term bank deposits	$92,248	$72,733	$11,950	$90,786
Working capital(3)	145,702	117,712	28,592	151,353
Total assets	377,556	321,049	246,317	398,363
Total liabilities	104,333	90,026	103,661	110,485
Redeemable non-controlling interest	7,624	7,106	6,205	7,548
Shareholders’ equity	265,599	223,917	136,451	280,330
	Year ended December 31,			Three months ended March 31,
(In thousands)	2013	2012	2011	2014	2013
Other Financial Data:
Adjusted EBITDA(4)	$91,711	$69,445	$58,774	$22,130	$17,643
Adjusted net income attributable to controlling interest(4)	63,959	44,008	34,765	13,800	11,315
Capital expenditures	27,372	13,481	8,785	6,380	2,793
Depreciation and amortization	14,994	14,368	14,615	4,245	3,613
______________
(1)	Research and development expenses are presented net of grants that we receive from the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel.
(2)
Reflects our proportionate share of the net loss of our U.S. distributor, Caesarstone USA, Inc. (“Caesarstone USA”), in which we acquired a 25% equity interest on January 29, 2007. We accounted for our investment using the equity method. In 2011, the amount represents a loss through May 18, 2011, the date on which we acquired the remaining 75% equity interest in Caesarstone USA and began to consolidate its results of operations.

(3)	Working capital is defined as total current assets minus total current liabilities.
(4)
The following tables reconcile net income to adjusted EBITDA and net income attributable to controlling interest to adjusted net income attributable to controlling interest for the periods presented and are unaudited:

	Year ended December 31,			Three months ended March 31,
(In thousands)	2013	2012	2011	2014	2013
Reconciliation of net income to adjusted EBITDA:
Net income	$64,353	$40,367	$29,304	$13,473	$10,710
Finance expenses, net	1,314	2,773	4,775	1,565	189
Taxes on income	10,336	6,821	3,600	2,229	2,172
Depreciation and amortization	14,994	14,368	14,615	4,245	3,613
Equity in losses of affiliate, net(a)	—	—	67	—	—
Excess cost of acquired inventory(b)	188	885	4,021	—	70
Share-based compensation expense(c)	2,514	3,007	1,259	618	889
Inventory – change of estimate(d)	(3,458)	—	—	—	—
Follow-on expenses(e)	1,470	—	—	—	—
IPO bonus(f)	—	1,970	—	—	—
Caesarstone USA contingent consideration adjustment(g)	—	255	—	—	—
Litigation gain(h)	—	(1,001)	(1,783)	—	—
Microgil loan and inventory write down(i)	—	—	2,916	—	—
Adjusted EBITDA	$91,711	$69,445	$58,774	$22,130	$17,643

(a)	Consists of our portion of the results of operations of Caesarstone USA prior to its acquisition by us in May 2011.
(b)
Consists of charges to cost of goods sold for the difference between the higher carrying cost of the inventory of two of our subsidiaries, Caesarstone USA’s inventory at the time of its acquisition and inventory that was purchased from its distributor, and Caesarstone Australia Pty Limited’s inventory that was purchased from its distributor, and the standard cost of our inventory, which adversely impacts our gross margins until such inventory is sold. The majority of the acquired inventory from Caesarstone USA was sold in 2011, and the majority of the inventory purchased from the Australian distributor was sold in 2012.

(c)
Share-based compensation in 2011 consists primarily of changes in the value of share-based rights granted in January 2009 to our Chief Executive Officer. In 2012, share-based compensation consists primarily of expenses related to stock options granted to our employees as well as changes in the value of share-based rights granted in January 2009 to our Chief Executive Officer. In 2013, share-based compensation consists primarily of expenses related to stock options granted to our employees. In the three months ended March 31, 2014, share-based compensation consisted primarily of expenses related to stock options granted to our employees, as well as expenses related to share-based rights granted to our employees in February 2014.

(d)	Relates to a change in estimate for the value of inventory following the implementation of our new ERP system in April 2013.
(e)
Consists of direct expenses related to a follow-on offering that closed in April 2013, including a bonus declared by Tene to certain of our employees that under US GAAP we are required to expense against paid-in capital.

(f)	Consists of the payment of $1.72 million to certain of our employees and $0.25 million to our Chairman for their contribution to the completion of our initial public offering, or IPO.
(g)	Relates to the change in fair value of the contingent consideration that was part of the consideration transferred in connection with the acquisition of Caesarstone USA.
(h)
In 2011, litigation gain consists of a mediation award in our favor pursuant to two trademark infringement cases brought by Caesarstone Australia Pty Limited. In 2012, litigation gain resulted from a settlement agreement with the former chief executive officer of Caesarstone Australia Pty Limited related to litigation that had been commenced in 2010. Pursuant to the settlement, he transferred to us the ownership of all his shares in Caesarstone Australia Pty Limited received in connection with his employment. We did not make any payments in connection with such transfer or other payments to the former chief executive officer. As a result of the settlement, we reversed the liability provision in connection with the litigation and the adjustment is presented net of the related litigation expenses incurred in connection with the settlement.

(i)
Relates to our writing down to zero the cost of inventory provided to Microgil Agricultural Cooperative Society Ltd., or Microgil, our former third-party quartz processor in Israel, in 2011 in the amount of $1.8 million and our writing down to zero our $1.1 million loan to Microgil, in each case, in connection with a dispute. See “ITEM 8: Financial Information—Consolidated Financial Statements and Other Financial Information—Legal proceedings” of our Annual Report on Form 20-F for the year ended December 31, 2013.

	Year ended December 31,			Three months ended March 31,
(In thousands)	2013	2012	2011	2014	2013
Reconciliation of net income attributable to controlling interest to adjusted net income attributable to controlling interest:
Net income attributable to controlling interest	$63,344	$39,632	$29,052	$13,270	$10,518
Excess cost of acquired inventory(a)	188	885	4,021	—	70
Litigation gain(b)	—	(1,001)	(1,783)	—	—
Inventory – change of estimate(c)	(3,458)	—	—	—	—
Follow-on expenses(d)	1,470	—	—	—	—
IPO bonus(e)	—	1,970	—	—	—
Caesarstone USA contingent consideration adjustment(f)	—	255	—	—	—
Microgil loan and inventory write down(g)	—	—	2,916	—	—
Share-based compensation expense(h)	2,514	3,007	1,259	618	889
Total adjustments before tax	714	5,116	6,413	618	959
Less tax on above adjustments	99	740	700	88	162
Total adjustments after tax	615	4,376	5,713	530	797
Adjusted net income attributable to controlling interest	$63,959	$44,008	$34,765	$13,800	$11,315

(a)
Consists of charges to cost of goods sold for the difference between the higher carrying cost of the inventory of two of our subsidiaries, Caesarstone USA’s inventory at the time of its acquisition and inventory that was purchased from its distributor, and Caesarstone Australia Pty Limited’s inventory that was purchased from its distributor, and the standard cost of our inventory, which adversely impacts our gross margins until such inventory is sold. The majority of the acquired inventory from Caesarstone USA was sold in 2011, and the majority of the inventory purchased from the Australian distributor was sold in 2012.

(b)
In 2011, litigation gain consists of a mediation award in our favor pursuant to two trademark infringement cases brought by Caesarstone Australia Pty Limited. In 2012, litigation gain resulted from a settlement agreement with the former chief executive officer of Caesarstone Australia Pty Limited related to litigation that had been commenced in 2010.  Pursuant to the settlement, he transferred to us the ownership of all his shares in Caesarstone Australia Pty Limited received in connection with his employment. We did not make any payments in connection with such transfer or other payments to the former chief executive officer. As a result of the settlement, we reversed the liability provision in connection with the litigation and the adjustment is presented net of the related litigation expenses incurred in connection with the settlement.

(c)	Relates to a change in estimate for the value of inventory following the implementation of our new ERP system in April 2013.
(d)
Consists of direct expenses related to a follow on-offering that closed in April 2013, including a bonus declared by Tene to certain of our employees that under US GAAP we are required to expense against paid-in capital.

(e)	Consists of the payment of $1.72 million to certain of our employees and $0.25 million to our Chairman for their contribution to the completion of our IPO.
(f)	Relates to the change in fair value of the contingent consideration that was part of the consideration transferred in connection with the acquisition of Caesarstone USA.
(g)
Relates to our writing down to zero the cost of inventory provided to Microgil, our former third-party quartz processor in Israel, in 2011 in the amount of $1.8 million and our writing down to zero our $1.1 million loan to Microgil, in each case, in connection with a dispute. See “ITEM 8: Financial Information—Consolidated Financial Statements and Other Financial Information—Legal proceedings” of our Annual Report on Form 20-F for the year ended December 31, 2013.

(h)
Share-based compensation in 2011 consists primarily of changes in the value of share-based rights granted in January 2009 to our Chief Executive Officer. In 2012, share-based compensation consists primarily of expenses related to stock options granted to our employees as well as changes in the value of share-based rights granted in January 2009 to our Chief Executive Officer. In 2013, share-based compensation consists primarily of expenses related to stock options granted to our employees. In the three months ended March 31, 2014, share-based compensation consisted primarily of expenses related to stock options granted to our employees, as well as expenses related to share-based rights granted to our employees in February 2014.

Adjusted EBITDA and adjusted net income attributable to controlling interest are metrics used by management to measure operating performance. Adjusted EBITDA represents net income excluding finance expenses, net, taxes on income, depreciation and amortization, equity in losses of affiliate, net, excess cost of acquired inventory, share-based compensation expense, IPO bonus, Caesarstone USA contingent consideration adjustment, litigation gain and Microgil loan and inventory write down, follow-on offering expenses and inventory change of estimate. Adjusted net income attributable to controlling interest represents net income attributable to controlling interest  excluding excess cost of acquired inventory, litigation gain, IPO bonus, Caesarstone USA contingent consideration adjustment, Microgil loan and inventory write down, share-based compensation expense, follow-on offering expenses, inventory change of estimate plus adjustment for the related tax impact. We present adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expenses, net), changes in foreign exchange rates that impact financial asset and liabilities denominated in currencies other than our functional currency (affecting finance expenses, net), tax positions (such as the impact on periods or companies of changes in effective tax rates) and the age and book depreciation of fixed assets (affecting relative depreciation expense). Adjusted EBITDA also excludes equity in losses of affiliate, net, because we believe it is helpful to view the performance of our business excluding the impact of our U.S. distributor, which we did not control, and because our share of the net income (loss) of the U.S. distributor includes items that have other been excluded from adjusted EBITDA (such as finance expenses, net, tax on income and depreciation and amortization). In addition, adjusted EBITDA and adjusted net income attributable to controlling interest exclude the impact of share-based compensation and a number of items that we do not believe reflect the underlying performance of our business. Because adjusted EBITDA and adjusted net income attributable to controlling interest facilitate internal comparisons of operating performance on a more consistent basis, we also use adjusted EBITDA and adjusted net income attributable to controlling interest in measuring our performance relative to that of our competitors. Adjusted EBITDA and adjusted net income attributable to controlling interest are not measures of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our profitability or liquidity. We understand that although adjusted EBITDA and adjusted net income attributable to controlling interest are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA and adjusted net income attributable to controlling interest have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA and adjusted net income attributable to controlling interest do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and adjusted net income attributable to controlling interest do not reflect changes in, or cash requirements for, our working capital needs;
•
although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate adjusted EBITDA and adjusted net income attributable to controlling interest differently than we do, limiting its usefulness as a comparative measure.

Risk factors

Investing in our ordinary shares involves a high degree of risk. You should consider carefully the following risk factors and the risk factors discussed under the section captioned “ITEM 3: Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, in addition to all of the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before investing in our ordinary shares. Please also refer to the section in this prospectus supplement entitled “Forward-looking statements.” Each of these risk factors could harm our business, financial condition or operating results, as well as decrease the value of an investment in our ordinary shares.

The substantial share ownership position of Kibbutz Sdot-Yam following this offering may continue to limit your ability to influence corporate matters.

Following this offering, Kibbutz Sdot-Yam will beneficially own 35.2% of our ordinary shares. Our board of directors currently consists of 11 members of which six are affiliated with Kibbutz Sdot-Yam.  Despite Kibbutz Sdot-Yam’s decline in share ownership, these directors will continue to serve until our next annual meeting of shareholders at which time the composition of our board (other than our external directors) will be brought to the approval of our shareholders.  As a result of this concentration of share ownership, Kibbutz Sdot-Yam acting on its own will continue to have significant voting power on all matters submitted to our shareholders for approval, including:

•	the composition of our board of directors (other than external directors);

•	approving or rejecting a merger, consolidation or other business combination; and

•	amending our articles of association, which govern the rights attached to our ordinary shares.

This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of shares of our ordinary shares that might otherwise give you the opportunity to realize a premium over then-prevailing market price of our ordinary shares. The interests of Kibbutz Sdot-Yam may not always coincide with the interests of our other shareholders. This concentration of ownership may also adversely affect our share price.

The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.

As of May 15, 2014, we had 34,862,615 ordinary shares outstanding. Immediately following this offering, approximately 12,265,000 ordinary shares, or 35.2% of our ordinary shares, will be beneficially owned by Kibbutz Sdot-Yam, and can be resold into the public markets in accordance with the requirements of Rule 144, including volume limitations, or pursuant to the registration statement of which this prospectus supplement forms a part. Sales by us or by Kibbutz Sdot-Yam of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

In connection with this offering, we have agreed to lock-up restrictions, pursuant to which we and the selling shareholder, for a period of 90 days after the date of this prospectus supplement, and our chief executive officer, for a period of 30 days after the date of this prospectus supplement, will not be permitted to sell any of our ordinary shares without the prior consent of J.P. Morgan Securities LLC and Barclays Capital Inc., subject to the exceptions discussed in “Underwriting.” Although we have been advised that there is no present intention to do so, J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion and without notice, release us, our chief executive officer or the selling shareholder from all restrictions in any of the lock-up agreements described above. See “Underwriting.”

Following this offering and the expiration of the lock-up agreement entered into with the underwriters, Kibbutz Sdot-Yam may require us to effect a registered offering of up to an additional 12,265,00 shares under the Securities Act for resale into the public markets. All shares sold pursuant to an offering covered by such registration statement or statements will be freely transferable. See “ITEM 7: Major Shareholders and Related Party Transactions—Related Party Transactions—Registration rights agreement” in our Annual Report on Form 20-F for the year ended December 31, 2013.

In addition to these registration rights, as of May 15, 2014, 1,610,087 ordinary shares were reserved for issuance under our 2011 Incentive Compensation Plan of which options to purchase 740,143 ordinary shares were outstanding with a weighted average exercise price of $10.61 per share. On March 23, 2012, we filed a registration statement on Form S-8 registering up to 2,375,000 ordinary shares that we may issue under our stock incentive plans, out of which we have granted options for 1,545,200 ordinary shares. Shares included in such registration statement may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

Use of proceeds

We will not receive any proceeds from the sale of ordinary shares by the selling shareholder. All the proceeds from the sale of the selling shareholder’s shares will be solely for the account of the selling shareholder.

Capitalization

The following table sets forth our total capitalization as of March 31, 2014.

There has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between March 31, 2014 and the date of this prospectus supplement. This table should be read in conjunction with “ITEM 5: Operating and Financial Review and Prospects,” “ITEM 3: Key Information—Risk Factors”, our consolidated financial statements and the related notes incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2013 and our unaudited interim consolidated condensed financial statements incorporated by reference from our Current Report on Form 6-K for the first quarter ended March 31, 2014.  See “Where you can find more information.”

(In thousands, except per share data)	As of March 31, 2014
Cash, cash equivalents and short term bank deposits	$90,786
Total debt (1)	$18,543
Redeemable non-controlling interest (2)	7,548
Ordinary shares, par value NIS 0.04 per share; 200,000,000 shares authorized; 34,808,850 shares issued and outstanding	365
Additional paid-in capital	139,221
Accumulated other comprehensive income	4,676
Retained earnings	136,068
Total shareholders’ equity	280,330
Total capitalization	$306,421

(1)
Includes amounts of $1,700 and $1,189 thousand that represent the current maturities of the minority portion of a loan granted to Caesarstone Canada Inc. by its shareholders (Canadian Quartz Holdings Inc. (“CIOT”) and us) and a sale leaseback arrangement, respectively, included in our balance sheet under "Accounts payable and current maturities to related parties, including financing leaseback".

(2)
Redeemable non-controlling interest consists of 45% of the common stock of our Canadian joint venture, Caesarstone Canada Inc., in which we own a 55% interest. The 45% interest that we do not own is subject to a put option exercisable by the holder to us. Following the formation of our joint venture in October 2010, we measured all of the assets contributed to Caesarstone Canada Inc. by our former distributor in Eastern Canada, CIOT, at their fair value to determine the redeemable non-controlling interest due to the put option granted to CIOT to sell its 45% ownership interest in Caesarstone Canada Inc. to us.

The foregoing table excludes as of March 31, 2014, 1,613,129 ordinary shares reserved for issuance under our 2011 Incentive Compensation Plan of which options to purchase 748,390 ordinary shares were outstanding with a weighted average exercise price of $10.61 per share.

Price range of ordinary shares

Our ordinary shares began trading publicly on the Nasdaq Global Select Market on March 22, 2012. Prior to that date, there was no public market for our ordinary shares. The following table lists the high and low sales prices for our ordinary shares for the periods indicated as reported by the Nasdaq Global Select Market.

Year	High	Low
2014 (through May 27, 2014)	$61.91	$42.25
2013	$52.45	$16.15
2012 (beginning on March 22, 2012)	$17.39	$10.08

Quarter	High	Low
2014
Second quarter 2014 (through May 27, 2014)	$59.32	$47.53
First quarter 2014	$61.91	$42.25
2013
Fourth quarter 2013	$52.45	$36.26
Third quarter 2013	$48.69	$26.80
Second quarter 2013	$30.26	$21.60
First quarter 2013	$27.86	$16.15
2012
Fourth quarter 2012	$17.39	$14.01
Third quarter 2012	$14.52	$10.08
Second quarter 2012	$13.88	$10.75
First quarter 2012 (beginning on March 22, 2012)	$12.33	$10.70

Most Recent Six Months	High	Low
May 2014 (through May 27, 2014)	$56.39	$47.53
April 2014	$59.32	$50.61
March 2014	$61.91	$52.40
February 2014	$59.90	$42.25
January 2014	$53.99	$42.47
December 2013	$52.45	$45.96
November 2013	$50.83	$41.00

Selling shareholder

We have registered certain of our ordinary shares for sale by the selling shareholder named below. The selling shareholder will pay all underwriting discounts and commissions and taxes incurred with respect to the sale of their shares in connection with this offering and we will bear all other expenses in connection with the offering, including the fees and expenses of one U.S. and one Israeli counsel to the selling shareholder. The following table sets forth:

•	the number and percent of our ordinary shares that the selling shareholder beneficially owned prior to the offering of the shares under this prospectus supplement;

•	the number of our ordinary shares that may be offered hereby; and

•	the number and percent of our ordinary shares to be beneficially owned by the selling shareholder after the offering of the shares.

This table is prepared solely based on information supplied to us by the selling shareholder. The applicable percentages of beneficial ownership are based on an aggregate of 34,862,615 ordinary shares issued and outstanding on May 15, 2014 and are calculated pursuant to rules promulgated by the SEC.

	Shares beneficially owned prior to offering		Number of shares offered	Shares beneficially owned after offering		Number of shares offered pursuant to option granted by selling shareholder	Shares beneficially owned after exercise of option granted by selling shareholder
Selling shareholder	Number	Percent		Number	Percent		Number	Percent
Kibbutz Sdot-Yam(1)	17,765,000	51.0%	5,500,000	12,265,000	35.2%	825,000	11,440,000	32.8%

(1)      Consists of 17,765,000 ordinary shares held by Mifalei Sdot-Yam Agricultural Cooperative Society Ltd., an indirect wholly-owned subsidiary of Kibbutz Sdot-Yam.

The Economic Council elected by the members of Kibbutz Sdot-Yam manages the economic activities and strategy of Kibbutz Sdot-Yam and its subsidiaries, and makes the voting and investment decisions of Kibbutz Sdot-Yam with regard to our shares, subject to the approval of the general assembly of Kibbutz Sdot-Yam with regard to material issues including dilution of the holdings of Kibbutz Sdot-Yam in our company or disposition of any of our shares. The Economic Council takes its decisions by majority vote and has ten members: Amir Rotem (Chairman), Eitan Shachar, Itai Amir, Yoram Rozenblat, Marchella Shani, Reuben Cohen, Amit Ben Zvi, Amos Ben Horin, Doron Horev and Shai Bober. Amihai Beer is the secretary of the Economic Council and also participates in meetings without voting rights. The members of the Economic Council of Kibbutz Sdot-Yam are members of Kibbutz Sdot-Yam. In addition, Mr. Shachar is a director, Mr. Ben-Zvi is our Safety Health Environment and Quality Manager, and each of Messrs. Ben Horin, Amir and Rozenblat is engaged by us. Each member of the Economic Council disclaims beneficial ownership of our ordinary shares except to the extent of his or her pecuniary interest therein. The address of Kibbutz Sdot-Yam is MP Menashe 3780400, Israel.

Kibbutz Sdot-Yam is a communal society, referred to in Hebrew as a “kibbutz” (plural “kibbutzim”) with approximately 400 members and an additional 350 residents located in Israel on the Mediterranean coast between Tel Aviv and Haifa. Established in 1940, Kibbutz Sdot-Yam is a largely self-governed community of members who share certain social ideals and professional interests on a communal basis. Initially, the social idea behind the formation of the kibbutzim in Israel was to create a communal society in which all members share equally in all of the society’s resources and which provides for the needs of the community. Over the years, the structure of the kibbutzim has evolved, and today there are a number of different economic and social arrangements adopted by various kibbutzim.

Today, all of the members of Kibbutz Sdot-Yam continue to jointly own all of the assets of the Kibbutz. The members of Kibbutz Sdot-Yam are engaged in a number of economic activities, including agriculture, industrial operations and outdoor venue operations. A number of Kibbutz members are engaged in professions outside the Kibbutz. The Kibbutz is the owner and operator of several private companies. The Kibbutz community holds in common all land, buildings and production assets of these companies.

Many members of Kibbutz Sdot-Yam work in one of the production activities of Kibbutz Sdot-Yam, based on the requirements of Kibbutz Sdot-Yam and the career objectives of the individual concerned. Other members work outside of Kibbutz Sdot-Yam in businesses owned by other entities. Each member must deliver to the Kibbutz all of his or her income from work, and receives income based on the position the member holds,  his or her economic contribution to the community and his or her seniority, as well as on the size and composition of his or her family. Each member’s income depends on the income of Kibbutz Sdot-Yam from its economic activities. Each member has a pension that is funded by Kibbutz Sdot-Yam, and all accommodation, educational, health and old age care services, as well as social and municipal services, are provided either by or through Kibbutz Sdot-Yam.

The elected Economic Council is the key economic decision-making body of Kibbutz Sdot-Yam. Kibbutz Sdot-Yam also has a General Secretary and other senior officers, all of whom are elected by the members of Kibbutz Sdot-Yam at its General Meeting for terms of several years. A meeting of the members of the Kibbutz may remove a member of the Economic Council by simple majority vote.

Our board of directors operates independently from the Economic Council. Eitan Shachar, one of our directors and Amit Ben-Zvi, our Safety Health Environment and Quality Manager, and Messrs. Ben Horin, Amir and Rozenblat who are engaged by us are also members of the Economic Council and members of Kibbutz Sdot-Yam. Since March 2014, Mr. Degani has served as Kibbutz Sdot-Yam’s General Secretary. As of March 31, 2014, 73 of our employees, or 7.1% of our total workforce, are also members of Kibbutz Sdot-Yam.

Material tax considerations

The following is a general discussion only and is not exhaustive of all possible tax considerations. It is not intended, and should not be construed, as legal or professional tax advice and should not be relied upon for tax planning purposes. In addition, this discussion does not address all of the tax consequences that may be relevant to purchasers of our ordinary shares in light of their particular circumstances, or certain types of purchasers of our ordinary shares subject to special tax treatment. Examples of this kind of investor include residents of Israel and traders in securities who are subject to special tax regimes not covered in this discussion. Each individual/entity should consult its own tax or legal advisor as to the Israeli tax consequences of the purchase, ownership and disposition of our ordinary shares.

To the extent that part of the discussion is based on tax legislation, which has not been subject to judicial or administrative interpretation, we cannot assure that the tax authorities or the courts will accept the views expressed in this section.

Israeli tax considerations

The following contains a discussion of the material Israeli tax consequences to holders of our ordinary shares.

Capital gains tax on sales of our ordinary shares

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident and on the disposal of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus.” The Real Capital Gain on the disposition of a capital asset is the amount of total capital gain in excess of Inflationary Surplus. Inflationary Surplus is computed, generally, on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposal of the capital asset.

Real Capital Gain generated by a company is generally subject to tax at the corporate tax rate (25% in 2012 and 2013, and 26.5% in 2014 and onward). As of January 1, 2012, the Real Capital Gain accrued by individuals on the sale of our securities is taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s “means of control” (including, among other rights, the right to company profits, voting rights, the right to the company’s liquidation proceeds and the right to appoint a company director) at the time of sale or at any time during the preceding 12 month period, such gain will be taxed at the rate of 30%.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a tax rate of 25% in 2012 and 2013 for a corporation and 26.5% in 2014 and onward; and a marginal tax rate of up to 48% for an individual in 2012 and 50% in 2013 and in 2014). Notwithstanding the foregoing, capital gains generated from the sale of securities by a non-Israeli shareholder may be exempt under the Israeli Income Tax Ordinance from Israeli taxes provided that all the following conditions are met: (i) the securities were purchased upon or after the registration of the securities on a stock exchange (this requirement generally does not apply to shares purchased on or after January 1, 2009); (ii) the seller of the securities does not have a permanent establishment in Israel to which the generated capital gain is attributed and (iii) if the seller is a corporation, less than 25% of its means of control (within the meaning of the Israeli Income Tax Ordinance) are held, directly and indirectly, by Israeli resident shareholders. In addition, the sale of the securities may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income (the “Israel-U.S.A. Double Tax Treaty”) exempts U.S. residents from Israeli capital gains tax in connection with such sale, provided that (i) the U.S. resident owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, has been present in Israel for less than 183 days (in the aggregate) during the taxable year; and (iii) the capital gain from the sale was not generated through a permanent establishment of the U.S. resident in Israel.

The purchaser of the securities, the stockbrokers who effected the transaction or the financial institution holding the traded securities through which payment to the seller is made are obligated, subject to the above-referenced exemptions, to withhold tax on the Real Capital Gains resulting from a sale of securities at the rate of 26.5% for a corporation and 25% for an individual.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Israeli Income Tax Ordinance and the regulations promulgated thereunder, the return does not need to be filed and an advance payment does not need to be made. Capital gains are also reportable on an annual income tax return.

Taxation of non-resident shareholders on receipt of dividends

A distribution of a dividend from income attributed to an Approved Enterprise/Beneficiary Enterprise (either to an individual or a corporation) will be subject to tax in Israel at the rate of 15% (or 20% with respect to dividends from income attributable to certain Approved Enterprises and a Beneficiary Enterprise implemented after January 1, 2014), subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of a dividend from income attributed to a Preferred Enterprise to an Israeli corporation will be tax exempt in Israel. A distribution of a dividend from income attributed to a Preferred Enterprise to an individual or a non-Israeli company will be subject to withholding tax in Israel at a rate of 15% and from 2014 an onward to a rate of 20% subject to a reduced rate in accordance with the relevant tax treaty. In addition, subject to certain conditions, Preferred Enterprises can distribute dividends derived from accumulated historic profits attributed to Approved/Beneficiary Enterprises free of tax to an Israeli corporation shareholder. A distribution of a dividend from income that is not attributed to an Approved Enterprise/Beneficiary Enterprise/Preferred Enterprise to an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a “Controlling Shareholder” at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident company, such dividend will be exempt from income tax provided the income from which such dividend is distributed was generated or accrued in Israel.

The Israeli Income Tax Ordinance provides that a non-Israeli resident (either an individual or a corporation) is generally subject to an Israeli income tax on the receipt of dividends at the rate of 25% (30% if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12-month period). Such rates may be reduced by the application of the provisions of applicable double tax treaties. Thus, under the Israel-U.S.A. Double Tax Treaty the following rates will apply to dividends distributed by an Israeli resident company to a U.S. resident: (i) if (A) the U.S. resident is a corporation which held during the portion of the taxable year preceding the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying company and (B) not more than 25% of the gross income of the Israeli resident paying company for such prior taxable year (if any) consists of certain type of interest or dividends then the tax rate is 12.5%, (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from the income of an Israeli resident company which was entitled to a reduced tax rate applicable to an Approved Enterprise/Beneficiary Enterprise/Preferred Enterprise then the tax rate is 15%, and (iii) in all other cases, the tax rate is 25%. The aforementioned rates will not apply if the dividend income was generated through a permanent establishment of the U.S. resident in Israel.

Our company is obligated to withhold tax, upon the distribution of a dividend attributed to an Approved Enterprise’s/Beneficiary Enterprise’s/Preferred Enterprise’s income from the amount distributed at the following rates: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 15%/20% (generally, the 20% tax rate shall apply if the income from which the dividend is distributed is attributable to certain Approved Enterprises or a Beneficiary Enterprise implemented after January 1, 2014; and for any dividend distributed from 2014 and onwards, from income attributed to a Preferred Enterprise) and (iii) non-Israeli residents – 15%/20% (the 20% tax rate shall apply in accordance with the above guidelines), subject to a reduced tax rate under the provisions of an applicable double tax treaty. If the dividend is distributed from income not attributed to the Approved Enterprise/Beneficiary Enterprise/Preferred Enterprise, the following withholding tax rates will apply: (a) for securities registered and held by a clearing corporation: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25% and (iii) non-Israeli residents – 25%, subject to a reduced tax rate under the provisions of an applicable double tax treaty; (b) in all other cases: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25%/30% (the 30% tax rate shall apply if the dividend recipient is a “controlling shareholder” as defined above) at the time of the distribution or at any time during the preceding 12 month period)), and (iii) non-Israeli residents – 25%/30% as referred to above with respect to Israeli resident individuals, subject to a reduced tax rate under the provisions of an applicable double tax treaty.

United States federal income taxation

The following is a description of the material United States federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of our ordinary shares. This description addresses only the United States federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets for United States federal income tax purposes. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•	partnerships (including entities classified as partnerships for United States federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S-corporations;

•	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar; or

•	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the United States federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position could not be sustained.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

You should consult your tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

Subject to the discussion below under “Passive foreign investment company considerations,” if you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than pro rata distributions of our ordinary shares to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “Passive foreign investment company considerations,” non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive foreign investment company considerations,” to the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

Dividends paid to U.S. Holders with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Future distributions with respect to our ordinary shares may be paid in U.S. dollars or NIS. If a distribution is denominated in NIS, the amount of such distribution will equal the U.S. dollar value of the NIS received, calculated by reference to the exchange rate in effect on the date that distribution is received, whether or not the U.S. Holder in fact converts any NIS received into U.S. dollars at that time. If the distribution is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. Holder may have foreign currency gain or loss if the distribution is converted into U.S. dollars after the date of receipt. Any gains or losses resulting from the conversion of NIS into U.S. dollars will be treated as ordinary income or loss, as the case may be, of the U.S. Holder and will be U.S.-source.

Sale, exchange or other disposition of ordinary shares

Subject to the discussion below under “Passive foreign investment company considerations,” U.S. Holders generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and such holder’s adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses for United States federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company considerations

If we were to be classified as a “passive foreign investment company,” or PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
A non-U.S. corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average value of its gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on our most current estimates of our gross income and gross assets and the nature of our business, we do not believe we were a PFIC for the taxable year ended December 31, 2013 and do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2014. However, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2014 taxable year until after the close of the taxable year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. There can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC, then, unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (b) any gain realized on the sale or other disposition of the ordinary shares.

Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which will be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and will not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.  If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ordinary shares are ‘‘regularly traded’’ on a ‘‘qualified exchange.’’ Our ordinary shares will be treated as ‘‘regularly traded’’ in any calendar year in which more than a de minimis quantity of the ordinary shares, are traded on a qualified exchange on at least 15 days during each calendar quarter. The NASDAQ Global Select Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of our subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this paragraph would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. Holder owns ordinary shares during any year in which we are classified as a PFIC and the U.S. Holder recognizes gain on a disposition of our ordinary shares or receives distributions with respect to our ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. Additionally, recently enacted legislation creates an additional annual filing requirement for U.S. persons who are shareholders of a PFIC. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.

Backup withholding tax and information reporting requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s United States federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

3.8% Medicare tax on “net investment income”

Certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends and capital gains from the sale or other disposition of shares of common stock.

Foreign asset reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

Underwriting

The selling shareholder is offering the ordinary shares described in this prospectus supplement through a number of underwriters.  J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters.  We and the selling shareholder have entered into an underwriting agreement with the underwriters.  Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ordinary shares listed next to its name in the following table:

Name	Number of Ordinary Shares
J.P. Morgan Securities LLC	2,570,145
Barclays Capital Inc.	1,349,326
Credit Suisse Securities (USA) LLC	445,791
Merrill Lynch, Pierce, Fenner & Smith Incorporated	405,262
UBS Securities LLC	364,738
Stifel, Nicolaus & Company, Incorporated	364,738
Total	5,500,000

The underwriters are committed to purchase all the ordinary shares offered by the selling shareholder if they purchase any shares.  The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.9555 per ordinary share.  After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.  Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 825,000 additional ordinary shares from the selling shareholder.  The underwriters have 30 days from the date of this prospectus supplement to exercise this option.  If any ordinary shares are purchased pursuant to this option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above.  If any additional ordinary shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to the selling shareholder per ordinary share.  The underwriting fee is $1.82 per share.  The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per ordinary share	$1.82	$1.82
Total	$10,010,000	$11,511,500

We estimate that the total expenses of this offering payable by us will be approximately $700,000, which includes an amount not to exceed $10,000 that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

Rothschild Inc. (“Rothschild”) has acted as independent financial advisor to the selling shareholder in connection with this offering. Rothschild is not acting as an underwriter in this offering, and accordingly it is neither purchasing ordinary shares nor offering ordinary shares to the public in connection with this offering. Neither Rothschild nor any of its affiliates is engaged in the solicitation or distribution of this offering.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering.  The underwriters may agree to allocate a number of ordinary shares to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 90 days after the date of this prospectus supplement, other than the ordinary shares to be sold in this offering, any ordinary shares issued upon the exercise of options granted under our existing equity incentive plans and certain other exceptions.

Our chief executive officer and the selling shareholder have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which the selling shareholder, for a period of 90 days after the date of this prospectus supplement, and our chief executive officer, for a period of 30 days after the date of this prospectus supplement, subject to certain customary exceptions, may not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such persons or entities in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress.  These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales.  Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount.  The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market.  In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids.  This means that if the representatives of the underwriters purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market.  If the underwriters commence these activities, they may discontinue them at any time.  The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our ordinary shares on The Nasdaq Stock Market prior to the pricing and completion of this offering.  Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow.  Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the ordinary shares during a specified period and must be discontinued when such limit is reached.  Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions.  If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.  In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.  This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the  “EU Prospectus Directive”) was implemented in that Relevant Member State (the ”Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•
in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1) of the SFA), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary is an accredited investor (as defined in Section 4A of the SFA), shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (pursuant to Section 275(1) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and no offer or sale of the ordinary shares is or will be made, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

The ordinary shares may not be offered or sold to any person resident in Israel or entity organized or formed in Israel, unless it is an ‘‘institutional investor,’’ as set forth in Section 15A(b)(1) of the Israeli Securities Law 5728-1968 (the "Israeli Securities Law"), and has provided the requisite certification under the First Addendum of the Israeli Securities Law.

In connection with this offering, Stifel, Nicolaus & Company, Incorporated (‘‘Stifel’’), the co-manager for this offering, has entered into a referral agreement with Mesodi Consultation & Investments, Ltd. (‘‘Mesodi’’), an Israeli company, pursuant to which Stifel has agreed to pay Mesodi a referral fee of $32,500.

Legal matters

The validity of the ordinary shares being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel. Certain legal matters in connection with this offering relating to United States law will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Fischer Behar Chen Well Orion & Co., Tel-Aviv, Israel. Certain legal matters concerning this offering relating to United States law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The consolidated financial statements of Caesarstone Sdot-Yam Ltd. appearing in Caesarstone Sdot-Yam Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2013 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference, which as to the years 2011, 2012 and 2013 are based in part on the report of Grant Thornton Audit Pty Ltd, an independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Freedonia Custom Research, Inc. is a source for third-party industry data and forecasts referenced or incorporated by reference in this prospectus supplement. The Freedonia Report, dated March 13, 2013, which we commissioned for this offering, represents data, research opinion or viewpoints developed on our behalf and have been included herein.

Enforceability of civil liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Caesarstone USA, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Caesarstone USA, Inc. is 6840 Hayvenhurst Ave. Suite 100, Van Nuys, California 91406.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., that it may be difficult to initiate an action with respect to United States securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executor in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the security or sovereignty of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where you can find more information

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus supplement, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F.  Our reports on Form 20-F must be filed on or before April 30 of the year following the year to which they relate (subject to applicable extensions). We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The registration statement on Form F-3 of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation of certain documents by reference

We file annual and special reports and other information with the SEC (File Number 001-35464). These filings contain important information which does not appear in this prospectus supplement or in the accompanying prospectus. The SEC allows us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement and accompanying prospectus the documents listed below and all amendments or supplements we may file to such documents before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013;

•
the description of our ordinary shares found in Form 8-A as filed with the SEC on March 20, 2012 (Commission File No. 001-35464), under the heading “Description of Registrant’s Securities to be Registered” including any subsequent amendment or any report filed for the purpose of updating such description; and

•	our current report on Form 6-K filed with the SEC on May 28, 2014.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering, but only to the extent contemplated by any prospectus supplement or future Form 6-K that is filed with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

Certain statements in and portions of this prospectus supplement and accompanying prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement and accompanying prospectus may update and replace statements in and portions of this prospectus supplement and accompanying prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Caesarstone Sdot-Yam Ltd., MP Menashe, 3780400, Israel, Attn: Michal Baumwald Oron, Adv, telephone number +972 (4) 636-4555. You may also obtain information about us by visiting our website at www.caesarstone.com. Information contained in our website is not part of this prospectus supplement and accompanying prospectus.

PROSPECTUS

Ordinary Shares Offered by the Selling Shareholders

CAESARSTONE SDOT-YAM LTD.

This prospectus relates to the sale or other disposition, from time to time, by the selling shareholders, who will be named in a prospectus supplement, of our ordinary shares.  We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

         Each time the selling shareholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        The selling shareholders may, from time to time, offer to sell the ordinary shares through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Select Market at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

                Our ordinary shares are traded on the Nasdaq Global Select Market under the symbol “CSTE.”

Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in “ITEM 3: Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and the “Risk Factors” section in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2014

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this process, the selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares under this prospectus.

Under this shelf process, the selling shareholders may sell ordinary shares in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities the selling shareholders may offer. Each time the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the sellings shareholders and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus and the documents incorporated by reference in this prospectus include data, forecasts and information obtained from industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Forecasts and other metrics included in this prospectus and the documents incorporated by reference in this prospectus to describe the countertop industry are inherently uncertain and speculative in nature and actual results for any period may materially differ. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein or in the documents incorporated by reference in this prospectus, estimates and forecasts involve uncertainties and risks and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus and “Risk Factors” in “ITEM 3: Key Information—Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus.

Unless otherwise noted in this prospectus or the documents incorporated by reference in this prospectus, Freedonia Custom Research, Inc. (“Freedonia”) is the source for third-party industry data and forecasts. The Freedonia Report, dated March 13, 2013, that we commissioned represents data, research opinion or viewpoints developed on our behalf and does not constitute a specific guide to action. In preparing the report, Freedonia used various sources, including publically available third-party financial statements; government statistical reports; press releases; industry magazines; and interviews with manufacturers of related products (including us), manufacturers of competitive products, distributors of related products, and government and trade associations. Growth rates in the Freedonia Report are based on many variables, such as currency exchange rates, raw material costs and pricing of competitive products, and such variables are subject to wide fluctuations over time. The Freedonia Report speaks as of its final publication date (and not as of the date of this filing), and the opinions and forecasts expressed in the Freedonia Report are subject to change by Freedonia without notice.

CAESARSTONE SDOT-YAM LTD.

Overview

Our legal and commercial name is “Caesarstone Sdot-Yam Ltd.” We were founded in 1987 and incorporated under the laws of the State of Israel in 1989. We conducted an initial public offering and listing on the Nasdaq Global Select Market in March 2012.

We are a leading manufacturer of high quality engineered quartz surfaces sold under our premium Caesarstone® brand. The substantial majority of our quartz surfaces are used as countertops in residential kitchens and sold primarily into new residential construction as well as the renovation and remodeling end markets. Other applications for our products include vanity tops, wall panels, back splashes, floor tiles, stairs and other interior surfaces that are used in a variety of residential and commercial applications.

Corporate Information

We are incorporated under the laws of the State of Israel. Our principal executive offices are located at Kibbutz Sdot-Yam, MP Menashe, 3780400, Israel, and our telephone number is +972 (4) 636-4555. Our web site address is www.caesarstone.com. The information on our web site does not constitute part of this prospectus. Our agent in the United States is our subsidiary, Caesarstone USA, Inc. The address of Caesarstone USA, Inc. is 6840 Hayvenhurst Ave., Suite 100, Van Nuys, California 91406, United States.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our ordinary shares and our other securities may decline. You should carefully consider the risk factors discussed under the caption “ITEM 3: Key Information—Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, in any other filing we make with the SEC subsequent to the date of this prospectus, each of which is incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

CAPITALIZATION

The table below sets forth our total capitalization as of March 31, 2014 on an actual basis:

As of March 31, 2014
(in thousands)
Cash, cash equivalents and short term bank deposits	$90,786
Total debt (1)	$18,543
Redeemable non-controlling interest (2)	7,548
Ordinary shares, par value NIS 0.04 per share; 200,000,000 shares authorized; 34,808,850 shares issued and outstanding	365
Additional paid-in capital	139,221
Accumulated other comprehensive income	4,676
Retained earnings	136,068
Total shareholders’ equity	280,330
Total capitalization	$306,421
_____________________

(1)
Includes amounts of $1,700 and $1,189 thousand that represent the current maturities of the minority portion of a loan granted to Caesarstone Canada Inc. by its shareholders (Canadian Quartz Holdings Inc. (“CIOT”) and us) and a sale leaseback arrangement, respectively, included in our balance sheet under "Accounts payable and current maturities to related parties, including financing leaseback".

(2)
Redeemable non-controlling interest consists of 45% of the common stock of our Canadian joint venture, Caesarstone Canada Inc., in which we own a 55% interest. The 45% interest that we do not own is subject to a put option exercisable by the holder to us. Following the formation of our joint venture in October 2010, we measured all of the assets contributed to Caesarstone Canada Inc. by our former distributor in Eastern Canada, CIOT, at their fair value to determine the redeemable non-controlling interest due to the put option granted to CIOT to sell its 45% ownership interest in Caesarstone Canada Inc. to us.

The foregoing table excludes, as of March 31, 2014, 1,613,129 ordinary shares reserved for issuance under our 2011 Incentive Compensation Plan of which options to purchase 748,390 ordinary shares were outstanding with a weighted average exercise price of $10.61 per share.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares began trading publicly on the Nasdaq Global Select Market on March 22, 2012. Prior to that date, there was no public market for our ordinary shares. The following table lists the high and low sales prices for our ordinary shares for the periods indicated as reported by the Nasdaq Global Select Market.

Year	High	Low
2014 (through May 27, 2014)	$61.91	$42.25
2013	$52.45	$16.15
2012 (beginning on March 22, 2012)	$17.39	$10.08

Quarter	High	Low
2014
Second quarter 2014 (through May 27, 2014)	$59.32	$47.53
First quarter 2014	$61.91	$42.25
2013
Fourth quarter 2013	$52.45	$36.26
Third quarter 2013	$48.69	$26.80
Second quarter 2013	$30.26	$21.60
First quarter 2013	$27.86	$16.15
2012
Fourth quarter 2012	$17.39	$14.01
Third quarter 2012	$14.52	$10.08
Second quarter 2012	$13.88	$10.75
First quarter 2012 (beginning on March 22, 2012)	$12.33	$10.70

Most Recent Six Months	High	Low
May 2014 (through May 27, 2014)	$56.39	$47.53
April 2014	$59.32	$50.61
March 2014	$61.91	$52.40
February 2014	$59.90	$42.25
January 2014	$53.99	$42.47
December 2013	$52.45	$45.96
November 2013	$50.83	$41.00

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares by the selling shareholders.

SELLING SHAREHOLDERS

Information regarding the beneficial ownership of our ordinary shares by the selling shareholders, the number of shares being offered by the selling shareholders and the number of shares beneficially owned by the selling shareholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 200,000,000 ordinary shares, par value NIS 0.04 per share, of which 34,862,615 were issued and outstanding as of May 15, 2014.

Our ordinary shares are not redeemable and do not have preemptive rights. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for anti-terror legislation and except that citizens of countries which are in a state of war with Israel may not be recognized as owners of ordinary shares.

The description below is a summary of the material provisions of our articles of association and of the Israeli Companies Law, 5759-1999 (the “Companies Law”).

Voting

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or, with respect to certain resolutions, by a voting instrument.

Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. Shareholder voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Transfer of shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association our directors (other than external directors) are elected by the holders of a simple majority of our ordinary shares at a general shareholder meeting (excluding abstentions).  As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors (other than external directors) whose positions are being filled at that meeting. External directors must be elected by a majority vote of the shares present and voting on the matter at a shareholders meeting, provided that either:

●
the majority of the shares that are voted at the meeting in favor of the election of the external director, excluding abstentions, include at least a majority of the votes of shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder); or

●
the total number of shares held by non-controlling shareholders or any one on their behalf that are voted against the election of the external director does not exceed two percent of the aggregate voting rights in the company.

Dividend and liquidation rights

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will not prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro-rata basis. Dividend and liquidation rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder meetings

We are required to convene an annual general meeting of our shareholders once every calendar year within a period of not more than 15 months following the preceding annual general meeting. Our board of directors may convene a special general meeting of our shareholders and is required to do so at the request of two directors or one quarter of the members of our board of directors, or at the request of one or more holders of 5% or more of our share capital and 1% of our voting power, or the holder or holders of 5% or more of our voting power. All shareholder meetings require prior notice of at least 14 days and, in certain cases, 35 days. The chairman of our board of directors presides over our general meetings. However, if there is no such chairman or if at any meeting the chairman is not present within 15 minutes after the appointed time, or is unwilling to act as chairman, then the board members present at the meeting shall choose one of the board members as chairman of the meeting and if they shall not do so then the shareholders present shall choose a board member, or if no board member is present or if all the board members present decline to take the chair, they shall choose any other person present to be chairman of the meeting. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting, depending on the type of meeting and whether written proxies are being used.

Quorum

Pursuant to our articles of association, the quorum required for a meeting of shareholders consists of at least two shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of our voting power. A meeting adjourned for lack of a quorum generally is adjourned one week thereafter at the same time and place, or to such other day, time and place, as our board of directors may indicate in the invitation to the meeting or in the notice of the meeting to the shareholders. At an adjourned meeting, any number of shareholders constitutes a quorum.

Resolutions

Under the Companies Law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or, with respect to certain resolutions, by a voting instrument, and voting on the resolution (excluding abstentions). A resolution for the voluntary winding up of the company requires the approval by the holders of 75% of the voting rights represented at the meeting, in person, by proxy and voting on the resolution (excluding abstentions).

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Companies Law), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar or with the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party or an action in which an office holder has a personal interest that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company.

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may determine in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

The description above regarding a full tender offer shall also apply, with necessary changes, when a full tender offer is accepted and the offeror has also offered to acquire all of the company’s securities.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.
In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control of the other party to the merger or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

The term “means of control” is defined as (1) the right to vote at a general meeting of a company or a corresponding body of another corporation; or (2) the right to appoint directors of the corporation.

The term “relative” is defined as a spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling and parent and the spouse of each of the foregoing.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. We do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our shares represented and voting at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Companies Law described in “—Voting.”

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change.

Establishment

We were incorporated under the laws of the State of Israel on December 31, 1989. Our predecessor commenced operations in 1987. We are registered with the Israeli Registrar of Companies in Jerusalem. Our registration number is 51-143950-7. Our purpose as set forth in our articles of association is to engage in any lawful business.

Transfer agent and registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Listing

Our ordinary shares are traded on the Nasdaq Global Select Market under the symbol “CSTE.”

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The securities being offered by this prospectus may be sold:

●	through agents;

●	to or through one or more underwriters on a firm commitment or agency basis;

●	through put or call option transactions relating to the securities;

●	through broker-dealers (acting as agent or principal);

●	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

●	through any other method permitted pursuant to applicable law; or

●	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the selling shareholders or the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, the selling shareholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

The selling shareholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling shareholders to indemnification by us and the selling shareholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling shareholders to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

●	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

●
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

●
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange, if the securities are listed on that exchange, or in the over-the-counter market or otherwise.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that the selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, the selling shareholders will do so pursuant to the terms of a distribution agreement among us, the selling shareholders and the underwriters or agents. If the selling shareholders engage in at-the-market sales pursuant to a distribution agreement, the selling shareholders will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, the selling shareholders may sell ordinary shares on a daily basis in exchange transactions or otherwise as the selling shareholders agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, the selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

EXPERTS

The consolidated financial statements of Caesarstone Sdot-Yam Ltd. appearing in Caesarstone Sdot-Yam Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2013 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference, which as to the years 2011, 2012 and 2013 are based in part on the report of Grant Thornton Audit Pty Ltd, an independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Freedonia Custom Research, Inc. is a source for third-party industry data and forecasts incorporated by reference in this prospectus. The Freedonia Report, dated March 13, 2013, which we commissioned for this offering, represents data, research opinion or viewpoints developed on our behalf and have been included herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

                We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year (subject to applicable extensions). We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

                The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

                As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           We file annual and special reports and other information with the SEC (File Number 001-35464). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2013;

●
the description of our ordinary shares found in Form 8-A as filed with the SEC on March 20, 2012 (Commission File No. 001-35464), under the heading “Description of Registrant’s Securities to be Registered” including any subsequent amendment or any report filed for the purpose of updating such description; and

●	our current report on Form 6-K filed with the SEC on May 28, 2014.

                In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

                 Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Caesarstone Sdot-Yam Ltd., MP Menashe, 3780400, Israel, Attn: Michal Baumwald Oron, Adv, telephone number +972 (4) 636-4555. You may also obtain information about us by visiting our website at www.caesarstone.com. Information contained in our website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Caesarstone USA, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Caesarstone USA, Inc. is 6840 Hayvenhurst Ave. Suite 100, Van Nuys, California 91406.

We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., that it may be difficult to initiate an action with respect to United States securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If United States law is found to be applicable, the content of applicable United States law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the judgment may no longer be appealed;

●
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

5,500,000 Ordinary Shares

Caesarstone Sdot-Yam Ltd.

Prospectus Supplement

J.P. Morgan	Barclays	Credit Suisse
BofA Merrill Lynch	UBS Investment Bank

____________________________

Stifel May 29, 2014